Lawson Products Announces Retirement of Thomas J. Neri,
Appointment of Michael G. DeCata as President and Chief Executive Officer

CHICAGO, September 24, 2012 – Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, today announced that Thomas J. Neri has retired as President and Chief Executive Officer and that the Board of Directors has appointed Michael G. DeCata to those positions.

Mr. Neri joined the Company in 2003 and has been its President and CEO since 2007. He earlier served as Chief Financial Officer and Treasurer and later as Chief Operating Officer.

Since 2009, Mr. DeCata has worked in private equity, conducting acquisition analysis and due diligence, and has served since June 2008 on the Board of Directors of Crescent Electric Supply, one of the largest electrical distributors in the U.S. From 2006 to 2009, he was President of the Chefs’ Warehouse, a $300 million specialty food distributor.

Prior to his position at the Chefs’ Warehouse, Mr. DeCata led the Contractor Supplies Division of United Rentals Inc., a $4 billion construction equipment rental company. Mr. DeCata also led Fleet Operations at United Rentals.

From 1997 until 2002 he led the eastern region of W.W. Grainer, Inc. which had annual sales of more than $1.4 billion, 152 branch locations and 2,000 employees. Mr. DeCata began his career at General Electric Co. and worked in a variety of cross-functional and cross-business positions, including industrial sales, from 1979 until 1997.

“Tom Neri has provided Lawson Products with strategic and insightful leadership in changing — and often challenging — economic and industry conditions,” stated Ronald B. Port, Chairman of the Board. “The Board extends to him a heartfelt thank you for that leadership and we wish him continued success.”

Noting that Mr. DeCata is a senior executive with a demonstrated record of success, Mr. Port added: “We are delighted to welcome Mike DeCata to Lawson and look forward to the leadership he will bring to our company. His experience in MRO distribution is the perfect match for Lawson.”

Mr. DeCata stated: “I am very pleased to have this opportunity to join Lawson Products, a company with a well-deserved reputation built upon years of service to its stakeholders. The Company has taken many important steps, including implementing a strategic restructuring designed to reduce its cost structure, improve operating efficiency, enhance revenues and improve its liquidity position. These actions better position the Company to compete in the MRO marketplace, and I look forward to helping the Company as these objectives come to fruition.”

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ:LAWS), is an industrial distributor of more than 375,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of sales representative and employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico. You can learn more about the company on its Website, www.lawsonproducts.com.

Forward-Looking Statements

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may”, “should”, “could”, “anticipate”, “believe”, “continues”, “estimate”, “expect”, “intend”, “objective,” “plan”, “potential”, “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2011 Form 10-K filed on March 1, 2012, the March 31, 2012 Form 10-Q filed on April 26, 2012 and the June 30, 2012 Form 10-Q filed on August 9, 2012. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact
Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
(773) 304.5665

Or

Media Contact
Michael Geczi
FTI Consulting
(312) 553-6735